Exhibit 99.3

July 15, 2015

My Size Inc.

76 Hayarden st.

Ishrash

Israel

Dear Sirs:

On behalf of BDO Ziv Haft Consulting and Management Ltd. (the “Expert”), I hereby confirm that the Expert has reviewed the information set forth in exhibits 99.1 and 99.2 in the registration statements ("Market Summary" and "Executive Summary")

The Expert hereby confirms the information referred to above and consents to being named in the registration statements as an “expert”.

Name: Yigal Toledano, CPA, LL.B.

Title: Partner, Head of BDO Consulting Group

Sincerely Yours,

/s/ Yigal Toledano

Yigal Toledano, C.P.A